Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Brixmor Property Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	10,000,000(2)	$25.785(3)	$257,850,000	0.0000927	$23,902.70
Total Offering Amounts					$257,850,000		$23,902.70
Total Fee Offsets					⸻		⸻
Net Fee Due							$23,902.70

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), that become issuable under the Brixmor Property Group Inc. 2022 Omnibus Incentive Plan (the “2022 Incentive Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	Represents 10,000,000 shares of Common Stock available for issuance under the 2022 Incentive Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of Common Stock as reported on the New York Stock Exchange on April 27, 2022, which was $25.785 per share.